Exhibit 1

GARY HEMINGER:
This week marks one year since Andeavor and Marathon Petroleum came together in a strategic combination. We can be proud of how far we’ve come in the past year, thanks to your dedication. Aligning two organizations of this size is complex and challenging, but we’ve been steadily improving our operations… maintaining our focus on safety and environmental stewardship… and continuing to build a platform for long-term value creation.

Let’s talk about today, and the future. As you are aware, Elliott Management, a large shareholder, last week requested that we consider strategic options that they believe will optimize our company’s structure.

There are two points I’d like to make about this. First, we have always been, and always will be, committed to working with our shareholders. We welcome their feedback, because their goal is our goal: creating long-term value.

Second, we agree that our share price does not fully reflect the underlying value of our assets. Their proposal comes as the company’s management team and board of directors continue to progress our own strategic review - ongoing for several months.

Since becoming a standalone company in 2011, one of our bedrock commitments to shareholders has been to carefully evaluate our strategic options, and to take actions that drive shareholder value.

We’ve significantly grown our profitability, while at the same time returning over $20 billion to shareholders through dividends and share repurchases since 2011, including $2.1 billion just in the first half of this year alone.

When we first considered our strategic combination with Andeavor, we saw tremendous opportunities. We knew we could unlock unrealized value by improving refining operations and implementing our retail strategy on a scale that could not have been possible before our combination. We remain committed to unlocking that value, and I thank you for the work you are doing to help make that a reality.

Thanks to your hard work, we have done an excellent job capturing synergies that we identified in our strategic combination with Andeavor. We are confident we can achieve our target of $600 million of gross annual run-rate synergies by the end of this year.

Speedway has also done an amazing job since October of last year. They have completed 550 of the 700 store conversions we targeted for the end of this year.

With the recent closing of the merger of our two sponsored MLPs, MPLX and ANDX, we now have the opportunity to consider options to unlock the inherent value of all our assets.

GREG GOFF:
The strategic combination between MPC and Andeavor was an excellent move. After one year of integrating the business, we have made great progress.

As a member of the board and executive management, I am fully supportive of Gary as CEO, and we are focused on delivering on the compelling opportunities this company has. When we work together, we can achieve so much, and right now, we are positioning the company for a very bright future, including tremendous value-creation.

GARY HEMINGER:
Our future is assured by doing what we do so well today… that is, executing. Let’s keep our eyes on our operational excellence journey every day, doing our jobs safely, and we will continue to achieve our common goal - delivering value to our shareholders, to our communities, and to those who rely every day on the products we manufacture.

Thank you very much.

Forward-looking Statements
This communication contains forward-looking statements within the meaning of federal securities laws regarding Marathon Petroleum Corporation (MPC). These forward-looking statements relate to, among other things, MPC's acquisition of Andeavor and include expectations, estimates and projections concerning the business and operations, strategy and value creation plans of MPC. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, these statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. You can identify forward-looking statements by words such as "anticipate," "believe," "commitment," "could," "design," "estimate," "expect," "forecast," "goal," "guidance," "imply," "intend," "may," "objective," "opportunity," "outlook," "plan," "policy," "position," "potential," "predict," "priority," "project," "prospective," "pursue," "seek," "should," "strategy," "target," "would," "will" or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the company's control and are difficult to predict. Factors that could cause MPC's actual results to differ materially from those implied in the forward-looking statements include: the risk that the cost savings and any other synergies from the Andeavor transaction may not be fully realized or may take longer to realize than expected; disruption from the Andeavor transaction making it more difficult to maintain relationships with customers, employees or suppliers; risks relating to any unforeseen liabilities of Andeavor; risks related to the acquisition of Andeavor Logistics LP by MPLX LP (MPLX), including the risk that anticipated opportunities and any other synergies from or anticipated benefits of the transaction may not be fully realized or may take longer to realize than expected, including whether the transaction will be accretive within the expected timeframe or at all, or disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the ability to complete any divestitures on commercially reasonable terms and/or within the expected timeframe, and the effects of any such divestitures on the business, financial condition, results of operations and cash flows; future levels of revenues, refining and marketing margins, operating costs, retail gasoline and distillate margins, merchandise margins, income from operations, net income or earnings per share; the regional, national and worldwide availability and pricing of refined products, crude oil, natural gas, NGLs and other feedstocks; consumer demand for refined products; the ability to manage disruptions in credit markets or changes to credit ratings; future levels of capital, environmental or maintenance expenditures, general and administrative and other expenses; the success or timing of completion of ongoing or anticipated capital or maintenance projects; the reliability of processing units and other equipment; business strategies, growth opportunities and expected investment; share repurchase authorizations, including the timing and amounts of any common stock repurchases; the adequacy of capital resources and liquidity, including but not limited to, availability of sufficient free cash flow to execute business plans and to effect any share repurchases or dividend increases, including within the expected timeframe and within the targeted amounts; the effect of restructuring or reorganization of business components; the potential effects of judicial or other proceedings on the business, financial condition, results of operations and cash flows; continued or further volatility in and/or degradation of general economic, market, industry or business conditions; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations, including the cost of compliance with the Renewable Fuel Standard, and/or enforcement actions initiated thereunder; the anticipated effects of actions of third parties such as competitors, activist investors or federal, foreign, state or local regulatory authorities or plaintiffs in litigation; the impact of adverse market conditions or other similar risks to those identified herein affecting MPLX; and the factors set forth under the heading "Risk Factors" in MPC's Annual Report on Form 10-K for the year ended Dec. 31, 2018, filed with the SEC. Copies of MPC's Form 10-K are available on the SEC website, MPC's website at https://www.marathonpetroleum.com/Investors/ or by contacting MPC's Investor Relations office. Copies of MPLX's Form 10-K are available on the SEC website, MPLX's website at http://ir.mplx.com or by contacting MPLX's Investor Relations office.
We have based our forward-looking statements on our current expectations, estimates and projections about our industry. We caution that these statements are not guarantees of future performance and you should not rely unduly on them, as they involve risks, uncertainties, and assumptions that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. While our management considers these assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, our actual results may differ materially from the future performance that we have expressed or forecast in our forward-looking statements. We undertake no obligation to update any forward-looking statements except to the extent required by applicable law.
Important Additional Information
MPC, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from MPC shareholders in connection with the matters to be considered at MPC’s 2020 Annual Meeting. MPC intends to file a proxy statement with the SEC in connection with any such solicitation of proxies from MPC shareholders. MPC shareholders are encouraged to read any such proxy statement and accompanying white proxy card when they become available as they will contain important information. Information regarding the ownership of MPC’s directors and executive officers in MPC shares, restricted shares and options is included in their SEC filings on Forms 3, 4 and 5. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with MPC’s 2020 Annual Meeting. Information can also be found in MPC’s Annual Report on Form 10-K for the year ended Dec. 31, 2018, filed with the SEC, and Current Reports on Form 8-K filed with the SEC. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by MPC with the SEC for no charge on the SEC website, MPC’s website at https://www.marathonpetroleum.com/Investors/ or by contacting MPC’s Investor Relations office.